Exhibit 99.2

2011 Academic Annual Report

University of Phoenix

2011 Academic Annual Report

University of Phoenix

EXECUTIVE SUMMARY As technology becomes more embedded in our daily lives, higher education must adapt and evolve to keep pace. Access to information has been democratized through technological innovation while much of academia continues to cling to traditional conventions of closed sources of information. The way people work and play have changed, but the way students are expected to learn, for the most part, has not. More to the point, however, is that higher education is charged with preparing the next generation to work in a world that differs greatly from what was expected of workers in the Manufacturing Age. The current structure of higher education generally lacks the flexibility to adapt to today’s economic environment. Many traditional systems are not nimble when attempting to implement new curriculum, new courses of study, or innovative technologies. Standing in the way of integrating e-learning are obstacles that include monetary considerations and the concept that e-learning is for distance education only. These must be overcome. Technology enables more engaged learning and increased access. Classrooms that truly prepare students for the new workplace must include blended learning—a combination of face to face and technology. What is absolutely critical to the classroom today is a move from a teaching focus to a learning focus. This can be accomplished in a technology-enhanced environment. The challenge lies not in change per se, but in the rational implementation of transformation in ways that allow for an evolutionary rather than a revolutionary execution. The key to implementing e-learning and getting buy-in from faculty and students alike is to ensure that the integration is properly planned. Faculty need adequate training and support that goes beyond a hot- line to call when systems are down. Students need to understand how to evaluate websites and information as well as how to organize their knowledge. And most importantly, students must be skilled critical thinkers. The evolution of University of Phoenix has been inextricably linked with advances in technology from the introduction of the online campus in 1989 to the numerous technology-enhanced academic assets and student services available 24/7 anywhere Internet access is available. The discussion concerning integrating technology concludes by looking forward for what is to come next at the University— the untapped potential of ambient intelligence and adaptive learning. The Scorecard section of the report details how University of Phoenix students compare demographically, as well as academically with their peers at other like institutions nationally. As in past years, the University’s students rate their experience to be positive in all surveyed areas as reported on End-of-Course, End-of-Program, and Alumni surveys. This includes the quality of faculty, curriculum, and services. This year’s results of the Standardized Assessment of Information Literacy Skills (SAILS), University seniors are equivalent in all eight areas as compared to seniors at other institutions. In addition, University of Phoenix seniors outperform or are equivalent to University of Phoenix freshmen in all eight areas. The ETS®Proficiency Profile showed a slight decline in seniors’ performance to the comparison group. However, the differences between the two groups were slight and of limited significance. Finally, the graduation rates for University associate and master levels show an increase; the bachelor level declined. The University believes most of the decline can be attributed to an increase in the number of students transferring in with zero credits. 1

WHY HIGHER EDUCATION MUST CHANGE

Realizing the need for accessible, quality higher education that could attend to the way many prospective students lived their lives, Dr. John Sperling created University of Phoenix, a new and somewhat unorthodox approach to higher education that catered to the adult student who worked and could not attend classes during the day. Today the unorthodox has become commonplace and a new need exists, one that requires higher education to innovate and renovate to match the way our students live, and beyond that, mirror how society currently functions.

Higher education stands as a monolith in a dynamic, rapidly evolving society in which access to information has been democratized through technological innovation while much of academia clings to traditional conventions of closed sources of information. The way people work and play have changed, but the way students are expected to learn, for the most part, has not.

For academic institutions, charged with equipping graduates to compete in today’s knowledge economy, the possibilities are great. Distance education, sophisticated learning-management systems and the opportunity to collaborate with research partners from around the world are just some of the transformational benefits that universities are embracing.

“The Future of Higher Education: How Technology Will Shape Learning” The Economist 2008

The skills required for today’s Information Age workplace are far different than they were in the Manufacturing Age. Today’s students must be prepared to work in a world that expects them to be globally aware, have financial and entrepreneurial literacy, and be information and media savvy. To accomplish that, they must be innovative and creative and have honed their abilities in critical thinking and problem solving, along with being self-directed, adaptable, and accountable.1 The traditional classroom is not designed to encourage the development of these skills.

The current structure of higher education for the most part, lacks the flexibility to adapt to today’s economic environment. Traditional systems frequently are not nimble when attempting to implement new curriculum, new courses of study, or innovative technologies. In addition, higher education is severely hampered by the economic environment of our country—most notably a lack of funding. This causes major issues for public institutions relying on state subsidies and funding. Private institutions have also seen a major decrease in donations and alumni support. Reduced funding translates into a lack of flexibility that in turn limits any desired scalability or meaningful reform.

Impediments to Integrating e-Learning

In addition to monetary considerations, other factors can impede the integration of e-learning. One is the perception that e-learning is for distance education only. In fact, e-learning is for all students. As noted in a study by Apple Corporation, “Apple Classrooms of Tomorrow – Today: Learning in the 21st Century,”2 we are at the “confluence of three influences.” These include:

• Globalization

• Interdependence and competition

• Technology innovations in education

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According to the report, technology enables more engaged learning and increased access. If this is so, why would those advantages be limited only to those engaging in distance learning? The classrooms of the 21st-century must include blended learning at every level.

The Apple report suggests the following six design principles for 21st century education, noting that these principles can best be accomplished with the addition of technology:

• Skills outcomes

• Relevant and applied curriculum

• Informative assessments

• Social and emotional connection

• Culture of creativity and innovation

• 24/7 access to tools and resources

To educate effectively a larger number of Americans than are being educated today, education must focus on all students, not just those who are currently succeeding. In an article titled “Failure Is Not an Option,” Dr. David Edyburn of the University of Wisconsin questions, “How long do we let students fail at given tasks before we get them appropriate performance support tools?”3 And while the focus on learning outcomes is usually on the positives, failure at learning tasks also produces outcomes but not the kind the institution or the student want. Too often, Dr. Edyburn suggests, the current perception is biased in favor of “naked independence.”4 This refers to those students or people who can perform without assistance, and we devalue those who need the assistance in order to succeed. This is particularly evident in the sciences and math, where we find much reluctance to allow technology into the classrooms to assist students, while the use of grammar and spell checkers is seen as totally appropriate. Dr. Edyburn concludes that “the definition of fairness is everyone gets what they need. Technology offers viable options to enhance performance by providing cognitive supports and appropriate tools.”

It is insufficient for learners to merely attain concepts in isolation, yielding knowledge that frequently remains static. Rather, students must form and continually adapt their understanding of the world as they collaborate with other students to solve authentic problems presented in meaningful tasks.

Teaching Constructivist Science, Bentley, Ebert, & Ebert, 2007

If this situation is to change, traditional beliefs such as “naked independence,” and what defines an educated person, will have to be challenged. Colleges and universities can no longer remain one dimensional repositories of knowledge in a three-dimensional world. They must evolve to a place where students can acquire knowledge and skills they can use to solve complex problems for the rest of their lives.5 Traditional models and roles, including the role of the faculty, will need to be re-examined.

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Many faculty members continue to view their roles as being the locus of knowledge transfer through teaching. Many continue to believe the lecture/mid-term/final format to be an immutable standard. However, increasingly there are those who feel not only that this one-size academia does not _t all students but also is actually archaic.

…the crucial element in blended learning is an appropriate balance of face-to-face teaching and technology use. Neither the computer nor the World Wide Web is meant to replace instructor both are supplements to instructor-developed lesson plans, but technology can provide a myriad of benefits including the development of independent learners, a source of instant feedback, and motivation to learners.

Blended Learning: Using technology in and beyond the language classroom, Pete Sharma and Barney Barrett 2007

Dr. Joe Redish of the University of Maryland has conducted research on the changes that need to be made to the way college students are taught. He posits that the roots of the lecture go back thousands of years. And before printing was widespread, “someone would read the books” while the listeners would copy down what was read. Professor Redish also points out that, “the word lecture comes from the Latin word meaning ‘to read.’”6 Dr. Redish recounts that his lecture-style classes reached only those “who do really well and are motivated,” so he began to seek ways to reach the students who weren’t teaching themselves.7 Dr. Redish and other like-minded academics took note of the work cognitive scientists were doing that indicated people’s short–term memories were limited and could not absorb and retain all the information presented in lecture format.8 And this may be particularly true for those students who have grown up in a world of immediacy.

What is absolutely critical to the classroom today is to move from a teaching focus to a learning focus. This can be accomplished in a technology-enhanced environment. If Amazon can employ a platform that adapts to its users and anticipates their preferences, why can’t educational platforms, which by doing so could reach a larger percentage of students? The challenge lies not in change, per se, but in the rational implementation of transformation in ways that allow for an evolutionary rather than a revolutionary execution.

Faculty members need to be reassured that technology is merely a tool. It is not intended to be a replacement; it is meant to empower them and to assist the student to excel. Research reported in the article, “Bring Academics On Board,” reveals a range of pedagogical motivations for the development of e-learning environments, which, perhaps not surprisingly, complement the six design principles outlined by the Apple report. These include the following:

• Catering more effectively to the learning needs of different student groups and learning styles

• Improving learning outcomes

• Improving retention and progression rates

• Challenging students to become learner centred [sic] , self-directed, resourceful and independent learners

• Engaging students in the learning experience

• Revitalising [sic] and re-energising [sic] the curriculum

• Providing a richer learning experience9

One way to build students cognitively is through creativity. Technology is widely accepted as a way for students to think more critically during learning. This critical thinking through technology gives students opportunities to think more creatively, therefore bolstering their higher order thinking skills. One method of having students accomplish this is through design.

“Creativity in Technology Education”

Singer Science and Business Media, T. Lewis, 2008

However, in spite of these findings, the authors report that many academics still believe that e-learning can cause “limited working memory, split attention, and cognitive overload that arise from multiple representations of content.” 10 This combined with the “shiny object” fascination will diminish concentration on the core content and reduce learning.11 And while this research was done in Australia and may appear to be somewhat dated, it is still relevant to many in academia today.

In a 2010 article in The Chronicle of Higher Education,12 Marc Parry interviewed Nicholas Carr, former editor of the Harvard Business

Review and author of several articles and books debating the role of computers in business and the classroom. His list of publications includes articles such as “IT Doesn’t Matter” and “Is Google Making Us Stupid?” His recent book, The Shallows, is a 2011 Pulitzer Prize nominee and a New York Times bestseller. Mr. Carr believes that the Internet is “rewiring our brains and short circuiting our ability to think” and that it can “impede understanding, comprehension, and learning.” In addition, Carr makes an excellent point regarding Internet research indicating that when researching online using a search engine such as Google, results shown at the top are determined by popularity, not necessarily by relevance and reliability. Researchers using these resources could end up using the same materials and as a result, all coming to the same conclusions. Finally, and perhaps the most important point, Carr believes that unless properly planned, technology can keep people from “transferring information from short-term to long-term memory.”

Properly Planned Integration

The key to both implementing e-learning and getting buy-in from faculty and students alike is to ensure that it is, as Carr referenced, “properly planned.” To ensure that research is not purely surface study, students need to understand how to evaluate websites and information and to organize their knowledge. They must be skilled critical thinkers. Students must have access not only to Internet research, but also to libraries containing peer-reviewed works and books. They also need to be encouraged and led toward deep learning and reflection by the faculty through deep teaching. In addition, properly planned technology always has an academic purpose and application. If it does not, if it is merely a shiny object, the faculty and the students will ultimately reject it. Properly planned technology must be aligned with strong support systems. Technology implementation can happen only if 24/7 support is reliably available. And support does not simply mean the voice at the end of a phone line at the help desk. Support, particularly for the faculty, includes giving faculty members the time necessary to learn the new technology and how it applies to what they are teaching. Support can also mean a dedicated team of researchers, software developers, and instructional designers who work with faculty members to ensure relevance and applicability.

Virtual classrooms must also change. Frequently, online courses are created using the same pedagogies and curriculum as are used in the traditional classroom. Often courses are simply taken verbatim and taught online. Much as writing for online reading differs both in style and design from that in print, online learning has distinctive characteristics and different methodologies and techniques; consequently, classroom management tools are required to create the proper environment.

Given the increasing evidence that Internet information and communication technologies are transforming much of society, there is little reason to believe that it will not be the defining transformative innovation for higher education in the 21st century Transformation of learning environments in higher education settings for an increasingly electronic world is critical to ensure that the benefits are fully realized.

“Learning on-line: A review of recent literature in a rapidly expanding field”. Journal of Further and Higher Education

Christina Williams, University of Brighton, 2002

And finally, in a properly planned blended learning environment the students must have the option, much as we all do in our daily lives, of technology when they want it and face-to-face when they want . or need that. Many organizations do quite well blending bricks and mortar with online interaction. Banks provide the convenience of self-service for basic transactions. Electronic deposits are the norm today for paychecks. Today online banking and bill paying is available through all the main and even smaller banks. Yet, if banking customers have questions or need documentation and/or services that are not available online, they can and do visit their local bank to speak with a staff member. The public does not think of one bank as an “online bank” and another as a “bricks and mortar” institution. It is inconsistent that educators persist in thinking that educational opportunities must be defined in this either/or manner.

In short, higher education must adapt to our changing society and abandon the outdated myth that knowledge is a hidden truth locked up in the institution to be revealed only by faculty. Knowledge is everywhere and we must now provide responsible and accountable access to it or be prepared for the students to find that access elsewhere. Google and Wikipedia are providing unparalleled access to information that is or may be uneven in quality in many cases; our educational system needs to provide immediate access to the skills and knowledge on how to find, validate, and manage information.

ACADEMIC TECHNOLOGY AT UNIVERSITY OF PHOENIX

As described in the opening paragraph, University of Phoenix was the product of the necessity to provide access to those who wanted to earn a degree, but who could not do so in the traditional system. Dr. Sperling recognized that in real life, designations like

6

“worker,” “parent,” and even “student” represented aspects of a seamless life in which these roles could and should coexist simultaneously and fluidly rather than as individual and walled facets that are each distinct and separate in their essence. Offering access to allow that coexistence was and is the goal of the University. And it is that mix of work, family, and education that is a daily reality for almost three-quarters of all students enrolled in institutions throughout the country today.

In 1989, University of Phoenix pioneered online education. It was innovative and controversial. Today, with the advent of the Internet, almost all colleges and universities offer at least some online instruction and many see it as a way into the future. In the mid-1990s, the University again sent waves through higher education by developing a virtual library, and by the start of the 21st century, had extended this digital approach to textbooks and supporting educational resources for students. Today, digitizing content is commonplace in higher education.

In order to have engaged learning, tasks need to be challenging, authentic, and multidisciplinary. Such tasks are typically complex and involve sustained amounts of time. They are authentic in that they correspond to the tasks in the home and workplaces of today and tomorrow. Collaboration around authentic tasks often takes place with peers and mentors within school as well as with family members and others in the real world outside of school. These tasks often require integrated instruction that incorporates problem-based learning and curriculum by project.

North Central Regional Educational Laboratory, 1994

Engaged Technology

The evolution of University of Phoenix has been inextricably linked with advances in technology. Computers and laptops are giving way to smartphones and tablets with previously unimagined capacities and capabilities. However, as Dr. Mark Weiser, Chief Technology Officer at Xerox Palo Alto Research Center (PARC) understood as early as 1991: The most profound technologies are those that disappear. They weave themselves into the fabric of everyday life until they are indistinguishable from it. Say goodbye to your computer—it’s about to disappear. That is, it will be so much a part of your life that you won’t even know it’s there.13 Dr. Weiser’s vision is close to reality in almost every aspect of life today and that’s where the University intends to take our technology systems.

At the core of providing students with an engaged learning experience is the need to provide resources that support students’ success and increase their ability to interact with the faculty and with their classmates. From the outset, University of Phoenix has worked hard to meet these challenges. Today technology is embedded throughout the students’ experience. Of significance is the fact that technology enables a robust array of scalable, digital resources to all students and faculty members, regardless of their primary mode of delivery.

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It is also significant to note that technology is not just an “add on,” a tool to supplement traditional curriculum. Technology is a primary means of touching and developing students from initial contact and throughout their total education experience. An example of the former is the Phoenix Prep Center, which has correlates at many institutions. Prospective students interested in the University—in any modality—can sign on to the Phoenix Prep Center to learn about the University and about themselves. Interested users can take a variety of assessments that include learning styles, college readiness, and technology.

In addition, there are a number of virtual student support services, learning assets, and tools available to assist and support student development and success. For example, University of Phoenix utilizes a Student and Faculty Portal. All students and faculty have access to a portal which allows them to perform a multitude of administrative and support functions, and to access academic materials, learning assets, and tools. For students and instructors involved in classes via the online modality, the portal is the entry point for their classrooms. For students and faculty attending local campuses, the portal provides learning materials and forums for collaboration in Learning Teams and the ability to submit assignments and receive graded assignments with feedback from faculty between class meetings.

Students, regardless of the modality in which they are enrolled, can also do the following via the portal:

• Review contact information

• Register for classes

• Pay tuition

• Meet with a representative online

• Request transcripts

• Submit assignments

• Receive graded assignments with feedback

• Obtain grades

Workshops are also available via the student and faculty portal that students can take to improve their basic skills in areas important for student success. Student workshops in the following areas are offered on a weekly basis:

• Accounting and Finance

• Computer Skills

• Math and Statistics

• Personal Skills

• Writing

University of Phoenix faculty can access an online, automated Gradebook via the student and faculty portal. The Gradebook is customizable for each course based on the faculty member’s assessments. Using the Gradebook, the faculty can organize and monitor assessments, allocate grade points, and provide private quantitative and qualitative feedback to students. The faculty can also set up and assign Learning Teams. All information for students (team assignments, feedback, grades, etc.) is immediately transmitted to them, and faculty members do not have to communicate separately via email or other media.

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In addition, faculty members can notify the administration if they note that a student is not making satisfactory progress within a course through an automated Early Alert System. The faculty members fill out Early Alert Forms and these are automatically routed to notify the appropriate academic advisors to contact students to follow up on the issue immediately.

Technology also provides a means for the faculty to access ongoing personal and professional development. For example, ongoing faculty development is available both at the local campuses and online via the student and faculty portal. Faculty members can sign up for online workshops in course-specific areas, computer skills, and facilitation skills including critical thinking, faculty tone, and handling difficult students. Faculty members also have access to numerous administrative services via the portal, related to course management and University policies.

The types of technological enhancements just described represent more recent advances among many institutions. These now supplement what have become mainstays in higher education’s technology arsenal, including virtual libraries, e-book collections (and other text materials), math and writing centers, and a variety of curriculum supplements such as simulations, virtual organizations, e-portfolios, and virtual science and computer labs. When taken in totality, technology now touches all aspect of the student experience, both inside and outside the classroom.

Notable in this regard is the introduction of social media as a means of connectivity in an education environment that comes closer to mirroring that of the society in general. This phenomenon is realized at University of Phoenix through PhoenixConnectsm, which is a closed academic network of students, faculty, and alumni. Research shows social and emotional connections affect students’ perceptions of relevancy, and a lack of these connections can lead to disengagement.14 Through PhoenixConnectsm, students and faculty can discuss academic topics, meet new friends with similar interests, reach out to alumni, or launch a professional group.

In a similar vein, in April 2011 the Phoenix Mobile App joined the growing list of academic applications available on iTunes for students on the go. Students with iPads, iPhones, or Androids are able to post to online forums, receive alerts when grades are posted and when the instructor posts new information, and participate in discussion forums.

Looking Forward: The Untapped Potential of Technology

What we have discussed, while representing significant advances for higher education, only scratches the surface of what current technology can offer. There is much more to be adapted from the current technological playlist for the higher education community. The most important cumulative result is that technology has the potential to increase student engagement by creating a more personalized learning environment that can incorporate adaptive features. In other words, the student learning environment can be designed to respond to the specific student.

A major source of potential here lies in ambient intelligence, that is, technology that knows the users, serves them, responds to them, and does so unnoticed. Ambient intelligence, for example, is what makes possible Amazon’s recognition of users and the type of products they are interested in, and thereby puts those in front of users as soon as they login, or perhaps even emails them with updates when new, like products arrive.

Ambient intelligence is technology …

That knows you

That serves you

That responds to you

That you do not notice

Ethical Concerns in Ambient Intelligence

Elizabeth Mayernick, Magnet Lead Teacher, Duval

County Public Schools

This type of technology can be adapted to academic data sets in order to determine a student’s learning profile and then adjust the learning environment to his or her needs. The more data points that can be gathered, the better the prescription is for learning. Determining the strengths and challenges of a student can then inform programs of skills enhancement, as well as appropriate levels and modes of content. In short, technology can make it possible to provide an individualized learning experience for every student.

Such technology not only serves the student directly, but also connects the student to faculty members in new ways, so they can mediate in a more deliberate manner than is currently possible. Faculty members will be able to see student information on online dashboards populated for each class. The information can include individual student needs and direct faculty members to resources to assist the students.

If courses are designed to include materials that are suited to different learning styles, faculty members no longer must teach to the middle of the class. Learning can and will adapt to each individual’s needs. Faculty members will know what the students have learned and what they have missed. Faculty members can use this feedback in a variety of ways. For instance, they can assist the students in specifically identified areas of concern. They can also alter their approach to address areas in which a large number of students are showing deficiencies.

When this highly individualized and interactive learning experience is combined with social networking, new levels of interdisciplinary, inter-program, and inter-cohort dialogue and collaboration are possible. In short, adaptive technology can enhance the student’s experience and it is expected to increase engagement and learning outcomes; however, technology is just the tool. The key to the successful utilization of technology is that it empowers faculty members to excel.

THE ACADEMIC SCORECARD

Summary of Results (Details in the Charts Below) University of Phoenix offers the following to its students:

• Associate of Arts degree with more than twenty concentrations

• Bachelor programs in Business, Management, Information Technology, Criminal Justice Administration, Security, Education, Nursing, Health Administration, Human Services, Communication, English, Psychology, and Environmental Science

• Master programs in Business Administration, Management, Public Administration, Accountancy, Information Systems, Justice and Security, Education, Nursing, Health Administration, Psychology, and Counseling

• Doctorate programs in Business Administration, Management, Health Administration, Education, Industrial/Organizational Psychology, and Nursing

University of Phoenix is regionally accredited by The Higher Learning Commission,15 a commission member of the North Central Association of Colleges and Schools. The University also has programmatic accreditations in nursing, counseling, education, and business.

University of Phoenix’s commitment to diversity continues to be demonstrated in the ethnic diversity of its student demographics. Female students make up two thirds of the total enrollment, which is above national averages.

The ethnic diversity of the faculty at the University is greater than national averages. The majority of faculty members are women, again greater than national averages. As they have in previous years, students on End-of-Course, End-of-Program, and Alumni surveys rate their experiences to be positive in all surveyed areas, including quality of faculty, curriculum, and services.

Because University of Phoenix students did not participate this year in the National Survey of Student Engagement,16 2010 results are republished. For the questions that relate to the University’s learning goals, seniors rated their satisfaction as greater on nine questions and the same as one question as compared to seniors at master’s universities and colleges.

On the Standardized Assessment of Information Literacy Skills (SAILS),17 University of Phoenix seniors are equivalent in all eight areas compared to seniors at other institutions. University of Phoenix seniors outperform or are equivalent to University of Phoenix freshmen in all eight areas. These results are consistent with past years. The University’s electronic library continues to grow. It now has over 105,000 periodicals and a library of books of interest. The eBook Collection contains more than 2,000 electronic textbooks.

On the ETS® Proficiency Profile, University of Phoenix seniors slightly underperformed seniors in the comparison group in Critical Thinking, Reading, Writing, Mathematics, Social Sciences, and Natural Sciences. However, the differences between the two groups were slight and of limited significance. The performance of University of Phoenix seniors was equivalent to other seniors in the Humanities. The results are consistent with previous years and show a slight improvement over 2010.

The graduation rates for the University show an increase for the associate and master levels and a decline for the bachelor level. Most of the bachelor-level decline can be attributed to a corresponding increase in zero-transfer credit students in the bachelor programs. The University of Phoenix Associate Modified Graduation Rate is well above the IPEDS graduation rate for two-year institutions.

Overview Notes and Definitions

In the following tables:

• “UOPX” is University of Phoenix

• “AY2010” is the period from September 1, 2009, through August 31, 2010

• “AY2011” is the period from September 1, 2010, through August 31, 2011.

• Many employees of University of Phoenix are also students at University of Phoenix. Hence, data in the following tables will include some University of Phoenix employees.

• Most of the data in the following tables is the result of voluntary responses and thus may not reflect the total population.

• The “n” or sample size may vary by question in a survey because the respondents were not required to answer all the questions in a survey.

• “Master’s universities and colleges” are institutions that offer both undergraduate and graduate degrees.

Programs

The University offers more than 100 programs at the associate through doctoral levels. Students can attend class online, in a bricks-and-mortar classroom, or a combination of both.

The following degree programs, majors, and concentrations are offered at the University.

Degree Programs, Majors, and Concentrations

Associate Programs

Degree Major Concentration

Associate of Arts

Accounting Communications Criminal Justice Elementary Education Financial Services Foundations of Business General Studies Health Care Administration

Health Care Administration—Medical Records Hospitality, Travel and Tourism Human Services Management Information Technology Information Technology/Database Development Information Technology/Desktop Support Information Technology/General

Information Technology/Information Technology Support Information Technology/Network Support Information Technology/Networking Information Technology/Programming Information Technology/Visual Communication Information Technology/Web Design Paraprofessional Education Psychology

Baccalaureate Programs Degree Major Concentration

Bachelor of Arts

English

Bachelor of Science

Accounting Biological Sciences Business

Accounting Administration Communications E-Business Finance Global Management Hospitality Management Human Resource Management Information Systems

Integrated Supply Chain and Operations Management Management Marketing Organizational Innovation Project Management Public Administration Public Sector Retail Management Service Sector Small Business Management & Entrepreneurship Sustainable Enterprise Management

Communication

Communication & Technology Culture & Communication Marketing & Sales Communication

Baccalaureate Programs (continued)

Degree Major Concentration

Bachelor of Science (continued)

Criminal Justice Administration

Criminal Justice Administration with concentrations in:

Human Services

Institutional Healthcare

Management

Education

Elementary Education

Environmental Science

Health Administration

Health Administration with concentrations in:

Emergency Management

Health Information Systems

Health Management

Long Term Care

Health Administration

History

Human Services

Human Services with concentrations in:

Management

Information Technology

Advanced Networking

Business System Analysis

Database Administration

Information Systems Security

Multimedia & Visual Communication

Networking & Telecommunications

Software Engineering

Web Development

Liberal Studies

Management

Management with concentrations in:

Manufacturing Sector

Nursing

Organizational Security and Management

Psychology 15

Graduate Programs

Degree Major Concentration

Master

Business Administration

Business Administration with concentrations in:

Accounting

Energy Management Global Management Health Care Management Human Resources Management Marketing Project Management Technology Management

Health Administration

Health Administration with concentrations in:

Education Gerontology Informatics

Information Systems Management

Management with concentrations in:

Human Resources Management

Public Administration

Graduate Programs (continued) Degree Major Concentration

Master of Arts

Education

Administration and Supervision Adult Education & Training Curriculum & Instruction

Curriculum & Instruction—Computer Education

Curriculum & Instruction—English and Language Arts Education Curriculum & Instruction—English as a Second Language Education Curriculum & Instruction—Mathematics Education Curriculum & Instruction—Reading Early Childhood Education Elementary Education—Middle Level Elementary Teacher Education Elementary Teacher Education, Early Childhood Secondary Teacher Education Secondary Teacher Education, High School, Middle Level Special Education Teacher Education—Middle Level Generalist Teacher Education—Middle Level Mathematics Teacher Education—Middle Level Science Teacher Education—Secondary Mathematics Teacher Education—Secondary Science Teacher Leadership

Graduate Programs (continued) Degree Major Concentration

Master of Science

Accountancy

Administration of Justice & Security Counseling

Clinical Mental Health Counseling Community Counseling Marriage and Family Counseling Marriage, Family, and Child Therapy School Counseling

Nursing

Nursing with concentrations in:

Family Nurse Practitioner Health Care Education Informatics

Master of Health Administration (Dual Major)

Master of Business Administration/Health Care Management (Dual Major)

Psychology

Doctoral Programs

Degree Major Concentration

Doctor Business Administration Education

Educational Leadership

Educational Leadership/Curriculum and Instruction Educational Leadership/Educational Technology

Health Administration Management

Organizational Leadership Organizational Leadership/ IS&T

Doctor of Philosophy

Higher Education Administration Industrial/Organizational Psychology Nursing

Educational Specialist

Accreditation

University of Phoenix operates campuses and learning centers in 40 states, the District of Columbia, and Puerto Rico. The University must conform to all state and national laws regarding licensed businesses and the regulations of various departments of education as well as higher education regulatory authorities in each jurisdiction in which the University operates.

University of Phoenix is regionally accredited by The Higher Learning Commission, a commission member of the North Central Association of Colleges and Schools. The University has held this accreditation since 1978. In addition to regional accreditation, the University holds four programmatic accreditations.

Programmatic Accreditation

Program

Nursing

Counseling

Business

Education

Accrediting Body

Commission on Collegiate

Nursing Education

Council for Accreditation of

Counseling and Related

Educational Programs

Accreditation Council for

Business Schools and Programs

Teacher Education

Accreditation Council

Acronym

CCNE

CACREP

ACBSP

TEAC

Address

www.aacn.nche.edu

American Association of

Colleges of Nursing

One Dupont Circle NW

Suite 530

Washington, DC 20036

www.cacrep.org

Council for Accreditation of Counseling

and Related Educational Programs

1001 North Fairfax Street

Suite 510

Alexandria, VA 22314

www.acbsp.org

Accreditation Council for Business

Schools and Programs

11520 West 119th Street

Overland Park, KS 66213

www.teac.org

Teacher Education Accreditation Council

One Dupont Circle NW

Suite 320

Washington, DC 20036

DEMOGRAPHICS

Students

Throughout its history, the University has sought to provide access to higher education for all those who are willing to put in the effort to earn a degree. The University's student body remains diverse; as an example, 18 percent are African American, compared to a national average of 12 percent. Undergraduate enrollment and graduate enrollment at University of Phoenix are both more ethnically diverse than national averages.

In the following tables, the source for National 2009 Fall Enrollment is Table 1, Institute of Education Services, NCES, Enrollment in Postsecondary Institutions, Fall 2009; Graduation Rates, 2003 & 2006 Cohort:

Diversity: All students

	UOPX 2009 IPEDS Fall Enrollment	UOPX 2010 IPEDS Fall Enrollment	National 2009 Fall Enrollment
White/White non-Hispanic	35.8	36.3	56.4
Black or African American/Black non-Hispanic	18.3	18.4	12.9
Hispanic or Latino/Hispanic	7.5	8.2	11.2
Asian	2.1	1.4	5.8
Native Hawaiian or other Pacific Islander		0.8	
American Indian/Alaskan native	0.8	0.8	0.9
Non-Resident Alien	2.5	2.2	3.3
Two or More Races		0.6	0.4
Race/Ethnicity Unknown	33	31.3	9

Diversity: Undergraduate Students

	UOPX 2009 IPEDS Fall Enrollment	UOPX 2010 IPEDS Fall Enrollment	National 2009 Fall Enrollment
White/White non-Hispanic	36	36.8	56.6
Black or African American/Black non-Hispanic	17.5	17.7	13.3
Hispanic or Latino/Hispanic	7.5	8.4	12.1
Asian	1.8	1.1	5.8
Native Hawaiian or other Pacific Islander		0.7	
American Indian/Alaskan native	0.9	0.8	1
Non-Resident Alien	2	1.9	2.1
Two or More Races		0.7	0.5
Race/Ethnicity Unknown	34.3	31.9	8.6

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Diversity: Graduate Students

	UOPX 2009 IPEDS Fall Enrollment	UOPX 2010 IPEDS Fall Enrollment	National 2009 Fall Enrollment
White/White non-Hispanic	34.9	34.1	55.5
Black or African American/Black non-Hispanic	21.6	22	10.4
Hispanic or Latino/Hispanic	7.3	7.4	5.6
Asian	3.3	2.4	5.9
Native Hawaiian or other Pacific Islander		0.7	
American Indian/Alaskan native	0.7	0.7	0.6
Non-Resident Alien	4.8	3.8	10.7
Two or More Races		0.3	0.2
Race/Ethnicity Unknown	27.4	28.6	11.3

Female students make up two thirds of the total enrollment, which is above national averages. Female enrollments at both the undergraduate level and the graduate level are also greater than national averages.

Gender: All Students

	UOPX 2009 IPEDS Fall Enrollment	UOPX 2010 IPEDS Fall Enrollment	National 2009 Fall Enrollment
Female	68.5	68.9	57
Male	31.5	31.1	43

Gender: Undergraduate Students

	UOPX 2009 IPEDS Fall Enrollment	UOPX 2010 IPEDS Fall Enrollment	National 2009 Fall Enrollment
Female	68.5	68.9	56.7
Male	31.5	31.1	43.3

Gender: Graduate Students

	UOPX 2009 IPEDS Fall Enrollment	UOPX 2010 IPEDS Fall Enrollment	National 2009 Fall Enrollment
Female	68.4	69	59
Male	31.6	31	41

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Faculty

The ethnic diversity of the faculty at the University is greater than national averages. Both the percentage of Black and Hispanic faculty had notable increases from 2010 to 2011.

The majority of faculty members are women, which is also greater than national averages. The percentage of female faculty increased from 2010 to 2011.

In the following tables, the source for National Fall 2009 is the Digest of Education Statistics, Table 256, Employees in degree granting institutions...Fall 2009.

Diversity: Faculty

	UOPX 2009 IPEDS HR	UOPX 2010 IPEDS HR	National Fall 2009
White/White non-Hispanic	69.1	66.6	74.9
Black or African American/Black non-Hispanic	17.9	18.6	6.6
Hispanic or Latino/Hispanic	4.8	5.6	4
Asian	3.4	3.5	6
Native Hawaiian or other Pacific Islander		0.1	
American Indian/Alaskan native	0.6	0.6	0.5
Non-Resident Alien	1.5	0.1	2.8
Two or More Races		0	0
Race/Ethnicity Unknown	2.7	4.9	5.2

Gender: Faculty

	UOPX 2009 IPEDS HR	UOPX 2010 IPEDS HR	National Fall 2009
Female	53.5	57	47.1
Male	46.5	43	52.9

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Student Satisfaction

The University regularly conducts student satisfaction surveys and uses the results to implement change within the organization.

Student End-of-Course Survey

An internal Student End-of-Course Survey (SEOCS) is administered at the end of every course at University of Phoenix. On these surveys, students rate faculty, curriculum, and services positively. The scale was changed this year to allow a Net Promoter Score to be calculated in the future.

Student End-of-Course Surveys (SEOCS)

End-of-Course Survey Scale 0-10 (previously 1-5)*	UOPX AY2011 *n*=1,425,835
Recommend UOPX	8.53
Recommend Instructor	8.4
Helpful Instructor Feedback	8.4
Satisfied with Curriculum	8.29
Satisfied with Learning Experience	8.33
Academic Advisor	8.53
Financial Advisor	8.2

** 0 = strongly disagree, 10 = strongly agree*

End-of-Program Survey

On an internal End-of-Program Survey (EOP), students rate all services and categories positively.

End-of-Program Survey (EOPS)

End-of-Program Survey Scale 1-5*	UOPX AY2010 *n* = 24,753	UOPX Sept – Nov, 2011** *n* = 5,394
Enrollment Counseling	4.29	4.26
Academic Advising	4.2	4.18
Financial Aid Services	3.86	3.87
Quality of Instruction	4.37	4.32
Availability of Faculty	3.75	3.79

** 0 = strongly disagree, 5 = strongly agree*

*** Due to system issues, data collection was limited to a three-month period. The prior year data covered a twelve-month period.*

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Alumni Survey

On an internal Alumni Survey, alumni rate their University of Phoenix education positively. Because the Alumni Survey is conducted every other year, 2010 results are being republished.

Alumni Survey

Alumni Survey Scale 1-5*	UOPX AY2010 *n*=5,978
Would recommend UOPX	4.05
Education met expectations	4.02
UOPX offers high quality education	4.1
UOPX education is useful in career	3.99
UOPX degree comparable to similar degrees from other institutions	3.75

** 0 = strongly disagree, 5 = strongly agree*

National Survey of Student Engagement

University of Phoenix also uses an external measure of student satisfaction, the National Survey of Student Engagement (NSSE).

Because University of Phoenix students did not participate this year in the National Survey of Student Engagement,[18] 2010 results are being republished. For the questions that relate to the University's learning goals, seniors rated their satisfaction as greater on nine questions and the same on one question as compared to seniors at master's universities and colleges.

National Survey of Student Engagement (NSSE)

NSEE Questions that relate to UOPX Learning Goals Percentage of seniors who felt their college/university contributed "quite a bit" or "very much" to their knowledge, skills, and personal development in the following areas:	UOPX AY2009 *n* = 781	Master's Universities and Colleges
Acquiring a broad general education	84%	84%
Acquiring job or work-related knowledge and skills	82%	77%
Developing a personal code of values and ethics	67%	63%
Thinking critically and analytically	91%	88%
Analyzing quantitative problems	82%	75%
Solving complex real-world problems	75%	64%
Writing clearly and effectively	90%	79%
Speaking clearly and effectively	87%	75%
Using computing and information technology	84%	80%
Working effectively with others	89%	81%

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Information Literacy

The skills required to become successful in the digital workplace are woven throughout the five Learning Goals required for all University of Phoenix courses and programs: professional competence and values, critical thinking and problem solving, communication, information utilization, and collaboration.

The University has taken steps to ensure that the way students learn emulates the way professionals work. The University Library houses more than 105,000 electronic periodicals as well as e-books of interest. The eBook Collection is made up of 2,000 electronic books. Students and faculty have access to the entire eBook Collection throughout their degree programs. The University Library and eBook Collection are available to users seven days a week from anywhere there is an Internet connection. In addition to math and writing tutorials, the University also utilizes simulations, virtual laboratories and virtual organizations in courses. Virtual organizations are realistic web-based businesses, schools, health care and government organizations that promote authentic assessment by immersing students into problem-based learning environments. Nursing utilizes simulation laboratory mannequins.

Standardized Assessment of Information Literacy Skills

In an effort to benchmark student achievement in information literacy as compared to students from other institutions, the University uses the Standardized Assessment of Information Literacy Skills (SAILS), originally developed by Kent State University.15 The SAILS is based on the following Association of College and Research Libraries (ACRL)19 Information Literacy Competency Standards for Higher Education:

• Standard I: The information literate student determines the nature and extent of the information needed.

• Standard II: The information literate student accesses needed information effectively and efficiently.

• Standard III: The information literate student evaluates information and its sources critically and incorporates selected information into his or her knowledge base and value system.

• Standard V:* The information literate student understands many of the economic, legal, and social issues surrounding the use of information and accesses and uses information ethically and legally.

*ACRL Standard IV is not used in the SAILS assessment.

On the SAILS, University of Phoenix freshmen are equivalent in seven of the eight areas compared to freshmen at master’s universities and colleges. In the eighth area, Evaluating Sources, University of Phoenix freshmen outperform other freshmen at master’s universities and colleges.

University of Phoenix seniors are equivalent in all eight areas compared to seniors at master’s universities and colleges. University of Phoenix seniors outperform University of Phoenix freshmen in five of the eight areas. Seniors and freshmen performed equivalently in the other three areas.

In the following tables:

- Outperformed = UOPX students had a significantly higher mean score on the skill set compared to their peers in the comparison group.
- Equivalent = the mean scores for UOPX students and their peers in the comparison group were statistically equivalent.
- Underperformed = UOPX students had a significantly lower mean score than their peers in the comparison group.
- Alpha (a) =.05 for all significance tests.
- Std. Error = Standard Error
- Scores range from 0 to 1,000

SAILS: Freshmen

Skill Set	UOPX AY2011 *n*=327		Master's Universities & Colleges *n*= 9,965		UOPX Performance vs. Comparison Group
	Mean	Std. Error	Mean	Std. Error	
Developing Research Strategy	492	12	485	2	Equivalent
Selecting Finding Tools	520	16	505	3	Equivalent
Searching	477	14	465	3	Equivalent
Using Finding Tools Features	530	18	528	4	Equivalent
Retrieving Sources	551	19	535	4	Equivalent
Evaluating Sources	503	14	470	3	Outperformed
Documenting Sources	416	19	438	4	Equivalent
Understanding Economic, Legal, Social Issues	445	14	432	3	Equivalent

SAILS: Seniors

Skill Set	UOPX AY2011 *n*=124		Master's Universities & Colleges *n*= 2,881		UOPX Performance vs Comparison Group
	Mean	Std. Error	Mean	Std. Error	
Developing Research Strategy	536	19	525	5	Equivalent
Selecting Finding Tools	548	25	547	6	Equivalent
Searching	525	24	510	5	Equivalent
Using Finding Tools Features	572	28	572	6	Equivalent
Retrieving Sources	601	27	597	7	Equivalent
Evaluating Sources	535	23	512	5	Equivalent
Documenting Sources	478	28	503	6	Equivalent
Understanding Economic, Legal, Social Issues	496	24	480	5	Equivalent

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SAILS: Seniors vs. Freshmen

Skill Set	UOPX Freshmen *n*=327		UOPX Seniors *n*=124		UOPX Seniors vs. UOPX Freshmen
	Mean	Std. Error	Mean	Std. Error	
Developing Research Strategy	492	12	536	19	Outperformed
Selecting Finding Tools	520	16	548	25	Equivalent
Searching	477	14	525	24	Outperformed
Using Finding Tools Features	530	18	572	28	Equivalent
Retrieving Sources	551	19	601	27	Outperformed
Evaluating Sources	503	14	535	23	Equivalent
Documenting Sources	416	19	478	28	Outperformed
Understanding Economic, Legal, Social Issues	445	14	496	24	Outperformed

Academic Proficiency and Progress

In the last twenty years, the accreditation community has placed significantly greater emphasis on the importance of assessing student learning.

ETS® Proficiency Profile

As a part of its assessment process, University of Phoenix uses the ETS® Proficiency Profile developed by the Educational Testing Service (ETS).[20] The tool measures college-level skills in critical thinking, reading, writing, mathematics, humanities, social sciences, and natural sciences for undergraduate students. The assessment provides comparative data for more than 375,000 students nationwide at 380 institutions.

For academic year 2011:
Compared to freshmen at master's universities and colleges:

- University of Phoenix freshmen performed equivalently in Humanities and Social Sciences.
- University of Phoenix freshmen slightly underperformed in Critical Thinking, Reading, Writing, and Natural Sciences. However, the differences between the two groups were slight and of limited practical significance.
- University of Phoenix freshmen moderately underperformed in Mathematics.

Compared to seniors at master's universities and colleges:

- University of Phoenix seniors slightly underperformed in Critical Thinking, Reading, Writing, Mathematics, Social Sciences, and Natural Sciences. However, the differences between the two groups were slight and of limited practical significance.
- University of Phoenix seniors performed equivalently in Humanities.

University seniors slightly outperformed University freshmen in all skill sets.

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In the following tables:

- Strongly Outperformed = UOPX had a significantly higher mean score than the comparison group with an absolute effect size of greater than 0.80.
- Moderately Outperformed = UOPX had a significantly higher mean score than the comparison group with an absolute effect size of 0.51-0.80.
- Slightly Outperformed = UOPX had a significantly higher mean score than the comparison group with an absolute effect size of 0.20-0.50.
- Equivalent = there was a non-significant difference between UOPX and the comparison group mean scores or a significant difference with an absolute effect size of less than 0.20.
- Slightly Underperformed = UOPX had a significantly lower mean score than the comparison group with an absolute effect size of 0.20-0.50.
- Moderately Underperformed = UOPX had a significantly lower mean score than the comparison group with an absolute effect size of 0.51-0.80
- Strongly Underperformed = UOPX had a significantly lower mean score than the comparison group with an absolute effect size of greater than 0.80.
- Std. Dev. = Standard Deviation.
- Alpha(a) = .05 for all significance tests.
- Scores range from 100 to 130.

ETS: Freshmen

Skill Set	UOPX AY2011 *n* = 2,661		Master's Universities and Colleges *n* = 6,985 (weighted)		UOPX Performance vs. Comparison Group
	Mean	Std. Dev.	Mean	Std. Dev.	
Critical Thinking	108.1	5.1	109.6	5.9	Slightly Underperformed
Reading	113.7	6.9	115.3	6.9	Slightly Underperformed
Writing	110.7	4.8	112.5	5	Slightly Underperformed
Mathematics	108.1	4.4	111.2	5.9	Moderately Underperformed
Humanities	112.5	5.8	112.7	6.2	Equivalent
Social Sciences	110.8	5.7	111.5	5.8	Equivalent
Natural Sciences	111.7	5.7	113.3	5.7	Slightly Underperformed

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ETS: Seniors

Skill Set	UOPX AY2011 n=2,984 (weighted)		Master's Universities and Colleges n=34,387 (weighted)		UOPX Performance vs. Comparison Group
	Mean	Std. Dev.	Mean	Std. Dev.	
Critical Thinking	109.6	5.9	112.5	6.5	Slightly Underperformed
Reading	116	7.2	118.6	6.8	Slightly Underperformed
Writing	112.9	5.2	114.5	4.9	Slightly Underperformed
Mathematics	110.4	5.5	113.3	6.2	Slightly Underperformed
Humanities	114.2	6.3	115.4	6.5	Equivalent
Social Sciences	112.4	6.2	114.2	6.2	Slightly Underperformed
Natural Sciences	113.5	6	115.8	5.8	Slightly Underperformed

ETS: Seniors vs. Freshmen

Skill Set	UOPX Freshmen	UOPX Seniors (weighted)	UOPX Seniors vs. UOPX Freshmen
Critical Thinking	108.1	109.6	Slightly Outperformed
Reading	113.7	116	Slightly Outperformed
Writing	110.7	112.9	Slightly Outperformed
Mathematics	108.1	110.4	Slightly Outperformed
Humanities	112.5	114.2	Slightly Outperformed
Social Sciences	110.8	112.4	Slightly Outperformed
Natural Sciences	111.7	113.5	Slightly Outperformed

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Graduation Rates

The graduation rate is specified by the National Center for Education Statistics (NCES)[21] to be calculated for ".students entering the institution as full-time, first-time, degree/certificate-seeking undergraduate students in a particular year (cohort)."

In this report, the "modified graduation rate" is for all enrolled students, including first-time attendees as well as those with prior college experience. This "modified" rate is defined as the percentage of students who completed at least three University of Phoenix credits and went on to be degree-complete. Data are for the number of students entering the University as degree-seeking students in a particular cohort year. Thus, the calculation in this report is a modification and includes more types of students than does the NCES graduation rate calculation.

The modified graduation rates for the University show an increase for the associate and master levels and a decline for the bachelor level. Most of the bachelor-level decline can be attributed to an increase in zero-transfer credit students. There is a high correlation between more transfer credits and higher graduation rates for non-traditional students. University of Phoenix associate modified graduation rate is well above the IPEDS graduation rates for two-year institutions.

University of Phoenix Modified Graduation Rate Table

Program Level	3 year	4 year	6 year	8 year
Revised Associate 2005 cohort*	32%	35%		
Associate 2006 cohort	34%	36%		
Bachelor 2002 cohort			34%	36%
Bachelor 2003 cohort			31%	33%
Graduate 2005 cohort**	55%	63%		
Master 2006 cohort	60%	64%		
Doctorate 2003 cohort			36%	

**In the 2010 Academic Annual Report, the Associate 2005 cohort completion rate was reported as 23% for 3 Years and 24% for >3 Years. Historically, University of Phoenix had a limited number of Associate students. A large number of Associate students transferred from Western International University (WIU) to the University of Phoenix in 2006. The Associate 2005 cohort reported in the 2010 Academic Annual Report included all students that potentially could transfer to University of Phoenix from WIU and those students that enrolled directly as Associate students into University of Phoenix. The Revised Associate 2005 cohort that is being reported is the Associate students that actually did transfer to University of Phoenix from WIU and those students that enrolled directly as Associate students into University of Phoenix.*

***In the 2010 Academic Report, the Graduate 2005 cohort included both Master and Doctorate students. This year, "Graduate" is being broken into separate "Master" and "Doctorate" cohorts.*

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In the following table, the source is Table 7, Institute of Educational Services, NCES, Enrollment in Postsecondary Institutions, Fall 2009; Graduation Rates, 2003 & 2006 Cohorts...

Public Title IV Institutions IPEDS Graduation Rates

Program Level	3 year	4 year	6 year	8 year
Associate 2006 cohort	22%			
Bachelor 2003 cohort			56%	
Master	n/a	n/a		
Doctorate			n/a	

University Orientation and First Year Sequence

In November 2010, a free University Orientation workshop was implemented to ensure that students with limited prior college experience better understand the time and effort required to be successful in University programs prior to actually enrolling in the University. University Orientation is three weeks long and delivered in the same format as in existing classes. Students must complete assignments in a manner similar in nature to the way they will be working in class. Of those who start Orientation, approximately 80 percent enroll in University of Phoenix, while approximately 20 percent opt out before incurring any debt. Students who opt out are generally leaving with a positive experience. For students who went through Orientation and then enrolled in the University, first-course completion rates were higher than prior-year levels.

Some of this retention success can be attributed to the First-Year Sequence, which was introduced in February 2010. The First-Year Sequence was designed using a laddering approach to the sequence of courses. Concepts and skills introduced in early classes are reinforced with work in later classes.

Student Salary Increases While Enrolled

Many University of Phoenix students are employed full time while enrolled. Internal research has shown that University of Phoenix students' average annual salaries for the time they are enrolled in their program of study increase at higher rates than the national average salary increase for the same time period.

In addition to the figures the University has compiled, in June 2011 the Center for College Affordability and Productivity noted the following on their website, "...the typical University of Phoenix alumni earns slightly more than those from the traditional competitive schools at every level of experience throughout their career."[22]

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ENDNOTES

1 Partnership for 21st Century Skills (March 2011), *Framework for 21st Century Learning* http://p21.org/documents/1.__p21_framework_2-pager.pdf

2 "Apple Classrooms of Tomorrow-Today: Learning for the 21st Century." 2008 http://ali.apple.com/acot2/

3 Edyburn, Dave. "Failure Is Not an Option." *Learning & Leading with Technology*. September 2006. pp. 20-23

4 Ibid

5 "Apple Classrooms of Tomorrow Today" 2008 http://ali.apple.com/acot2/

6 Redish, Joe. University of Maryland. As cited in "Don't Lecture Me: Rethinking How College Students Learn.: Hanford, Emily. 2011. http://mindshift.kqed.org/2011/09/dont-lecture-me-rethinking-how-college-students-learn/

7 Ibid

8 Hanford, Emily. "Don't Lecture Me: Rethinking How College Students Learn. 2011. http://mindshift.kqed.org/2011/09/dont-lecture-me-rethinking-how-college-students-learn/

9 Birch& Sankey 2008; Sankey & St Hill 2005 as reported by Dawn Birch, Bruce Burnett in "Brining Academics on Board: Encouraging Institution-Wide Diffusion of E-Learning Environments." *Australasian Journal of Educational Technology* 2009. pp. 117-134

10 Jochems, et al., 2004; Sankey & St Hill, 2005; Sweller, 1999 as reported by Dawn Birch, Bruce Burnett in "Brining Academics on Board: Encouraging Institution-Wide Diffusion of E-Learning Environments." *Australasian Journal of Educational Technology* 2009. pp. 117-134

11 Moreno and Mayer, 2007 as reported by Dawn Birch, Bruce Burnett in "Brining Academics on Board: Encouraging Institution-Wide Diffusion of E-Learning Environments." *Australasian Journal of Educational Technology* 2009. pp. 117-134

12 Parry, Marc. "Linked In With: a Writer Who Questions the Wisdom of Teaching With Technology." *The Chronicle of Higher Education*. July 2010.

13 http://www.ubiq.com/hypertext/weiser/WeiserNewsQuotes.html

14 "Partnership for 21st Century Skills." March 2011. *Framework for 21st Century Learning*. http://p21.org/documents/1.__p21_framework_2-pager.pdf

15 The Higher Learning Commission, 230 South LaSalle Street, Suite 7-500, Chicago, Illinois 60604-1413. http://www.ncahlc.org

16 National Survey of Student Engagement. http://www.nsse.iub.edu

17 Project SAILS. https://www.projectsails.org

18 National Survey of Student Engagement. http://www.nsse.iub.edu

19 Association of College and Research Libraries. http://www.ala.org/ala/mgrps/divs/acrl/standards/informationliteracycompetency.cfm

20 Educational Testing Service. http://www.ets.org/about/who

21 National Center for Education Statistics. http://nces.ed.gov/ipeds

22 The Center for College Affordability and Productivity. Chart of the Week: Alumni Salary at Traditional Colleges vs. U. of Phoenix. Posted on June 8th, 2011. http://centerforcollegeaffordability.org/archives/2130/

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